Exhibit 99.1

Letter From Proguard Acquisition Corp. CEO, Dave Kriegstein, To Shareholders

FORT LAUDERDALE, FL - (Accesswire - September 3, 2013) - Proguard Acquisition Corp. (OTCBB: PRGD) announced today that its Chief Executive Officer, Dave Kriegstein, had issued the following letter to the company's shareholders:

September 3, 2013

Dear Shareholders:

As we continue to navigate through 2013, I am proud of what our team at Proguard Acquisition Corp. has accomplished in the first half of the year. While we continue to grow and increase our market share in the business to business (B2B) office product industry, we believe we offer our business, government and educational customers a broad selection of office supplies at lower prices and improved efficiencies when compared to their existing suppliers. Our personalized service and our growth strategy will be used to leverage our existing customer relationships to grow internally by cross marketing our new products and services to our existing customer base. I believe that the accomplishments we have achieved will continue to exceed our expectations, and I am confident that as we begin to strategize and navigate the upcoming year, that these accomplishments will become great successes for our organization.

Each of our three Proguard subsidiaries are beginning to contribute to the overall success of our company. Most recently, in June 2013, we were pleased to have been recognized as a leader in our market segment. Our previously announced contract with Jackson Health Systems began on August 1, 2013.  Jackson Health Systems is one of the nation's largest hospitals.  I am pleased to announce that our team has efficiently implemented the customized system, and we are now working with over 200 new purchasers at Jackson Health Systems.  We hope to be able to capitalize on our exclusive business supply contract with Jackson Health Systems and secure other similar contracts with government, medical and educational agencies in the future.

Our focus is centered on electronic infrastructure, currently our biggest project. While this project has taken much longer than originally anticipated, we are very excited about the scalability the new infrastructure may bring us and we are focused on completing this project as soon as possible. Once this is completed, it should open the door to many other vertical markets so that we can become a “one source” to our customers. We hope to use our commodity product so that we may drive traffic to our company and convert these leads into profitable products and services.

We also remain focused on improving the bottom line. To date in 2013 we have increased our gross margins as a percentage of sales, while experiencing a decrease in top line revenue from the previous year increasing. We believe that with this focus on efficiencies, we run as a better company and as we grow and the expected increase in our revenues is realized, this focus should lead to more profitable years.

My team continues to generate new prospects and ideas.  As good as 2013 has been to date, I believe that as we complete the year and continue into 2014 and beyond, we can do even better. All of us at Proguard Acquisition Corp. appreciate the continued support of our shareholders.

Be well and I look forward to updating you soon.

Sincerely,

David Kriegstein

Chief Executive Officer

Safe Harbor Statement

This press release and correspondence contains forward-looking statements that can be identified by terminology such as "believes," "expects," "potential," "plans," "suggests," "may," "should," "could," "intends," or similar expressions.  Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements.  These factors include, but are not limited to, the ability to report profitable operations, the availability of sufficient working capital to fund its growth and implement its acquisition strategy, the ability effectively compete and a limited public market for its common stock, among other risks.  Proguard Acquisition Corp.'s future results may also be impacted by other risk factors listed from time to time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company's control.  Forward-looking statements speak only as to the date they are made and Proguard Acquisition Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Company Contact:

David Kriegstein

President and CEO

866.780.6789